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                                                                    Exhibit 4.22
                               AGREEMENT OF LEASE

     AGREEMENT OF LEASE, made as of the 15th day of December, 2000, between CROWN/CHADWICK REALTY CORP., a New York Corporation with offices at 30 Willowbrook Drive, Auburn, New York 13021, USA (hereinafter referred to as "Landlord"), and HYDROGENICS USA, INC., a Delaware Corporation with offices at 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8, Canada (hereinafter referred to as "Tenant"), and

     WHEREAS, Landlord is the owner of the premises known generally as 95 High Tech Drive, Rush, New York 14543, being a 9600 square foot commercial building (844+/- office and 8756+/- warehouse) with approximately one acre of land (hereinafter the "Demised Premises").

                             W I T N E S S E T H :

       1.     DEMISED PREMISES:

       1.01 Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, the Demised Premises.

       2.     TERM:

       2.01 The initial term of this Lease shall be for three (3) years, and fifteen (15) days commencing on the 15th day of December, 2000, and terminating on the 31st day of December, 2003, (hereinafter the "Initial Term").

       2.02 Provided that this Lease has not been terminated pursuant to any of the provisions contained herein and that the Tenant is not in default of any of the provisions hereof, the Tenant may elect to extend the term of this Lease for an additional three (3) year term (hereinafter the "Option Term") by giving the Landlord ninety (90) days written notice prior to the expiration of the Initial Term.

       3.     RENT:

       3.01 Commencing on January 1, 2001, Tenant agrees to pay the Landlord rent monthly, in advance, as follows:


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              (a)    $4,560.00 (USD) per month during the Initial Term; and

              (b) $4,760.00 (USD) per month during the Option Term, if exercised by Tenant.

       3.02 Upon the execution of this Lease, the Tenant shall pay to the Landlord the sum of $9,120.00 which shall represent prepayment of $4,560.00 for the rent for January, 2001, plus a security deposit in the sum of $4,560.00 which shall be held by the Landlord as security for the faithful performances of the Tenant's obligations under this lease.

       4.     USE OF PREMISES:

       4.01 Tenant may use and occupy the Demised Premises for the purposes of operating Tenant's business of the manufacture, assembly, testing and distribution of power source systems together with activities related thereto and any other legal purpose permitted by the Town of Rush and the County of Monroe.

       5.     TAXES:

       5.01 The Tenant agrees to pay, as additional rent, all real property taxes, water and sewer rents, rates and charges, and assessments, which may be levied or assessed against the Demised Premises by any lawful authority for the period of the Initial Term of this Lease or any extended term hereof. The real property taxes, water and sewer rents, rates and charges shall be adjusted. Current taxes, water and sewer rents and assessment will be prorated and adjusted between Landlord and Tenant as of the date of the commencement of the term of the Lease. Should the State of New York or any political subdivision thereof or any governmental authority having jurisdiction thereof or any governmental authority having jurisdiction thereover, impose a tax and/or assessment (other than a tax on the income of the Landlord, or any tax on the paid-up capital of the Landlord, or inheritance or franchise tax, or any similar tax which is personal to the Landlord and not in the nature of a real estate tax) upon or against the rental payable by Tenant to Landlord, or any other tax which is intended in whole or in part as a substitute for the current method of real


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estate taxation, such tax and/or assessment shall be deemed to constitute a tax and/or assessment against the Demised Premises for the purpose of this Article.

       5.02 The Tenant shall have the right to challenge any tax assessment against the Demised Premises by grievance or certiorari proceedings. Such challenges shall be at Tenant's expense. The Landlord agrees to cooperate with the Tenant in any such challenge of tax assessment and to execute all documents necessary or appropriate to assist the Tenant in such proceedings.

       6.     INSURANCE:

       6.01 The Landlord shall procure and pay for the cost, during the term hereof, of insurance on the building only for fire, extended coverage, vandalism and malicious mischief for not less than the full insurable value thereof. The Tenant shall procure insurance for the improvements located on the Demised Premises and all appurtenances thereto including Tenant's merchandise, trade fixtures, furnishings, equipment and personal property for not less than the full insurable value thereof. The Landlord shall be named as an additional insured on said policy of insurance.

       6.02 Tenant agrees to carry public liability insurance on the Demised Premises during the term hereof, covering both Tenant and Landlord as insureds with terms and companies reasonably satisfactory to Landlord, but in any event including coverage for Tenant's indemnity to Landlord contained in Article "20" of this Lease, for limits of not less than One Million ($1,000,000.00) Dollars for personal injury or death arising out of any one occurrence and providing that Landlord and Tenant shall be given a minimum of thirty (30) days written notice by the insurance company prior to cancellation, termination or change in such insurance. Tenant also agrees to carry property damage insurance in the amount of not less than Five Hundred Thousand ($500,000.00) Dollars for damage to property arising out of any one occurrence.

       6.03 Tenant shall provide Landlord with copies of the policies or certificates evidencing that such insurance is in full force and effect and stating the terms thereof.


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     6.04   Landlord and Tenant each hereby release the other, and their respective employees, agents and every person claiming by, through, or under either of them, from any and all liability or responsibility (to the other or anyone claiming by, through, or under them by way of subrogation or otherwise) for any loss or damage to any property (real or personal) caused by fire or any other insured peril covered by any insurance policies for the benefit of either party, even if such loss or damage shall have been caused by the fault or negligence of the other party, their employees or agents, provided, however, this release shall be in force and effect only with respect to loss or damage occurring during such time as the releasor's policies of insurance covering such loss or damage shall contain a clause to the effect that this release shall not affect said policies or the right of the releasor to recover thereunder. Landlord and Tenant shall each request the issuers of their respective insurance to issue such policies to contain appropriate provisions for waiver of subrogation by such insurers with respect to claims against Landlord and Tenant and their respective employees, agents and persons claiming by or through either of them. If such insurer shall require the payment of an additional premium to issue such insurance, the party procuring such insurance shall not be required to obtain such waiver, if obtainable, unless the party against whom such waiver is sought pays the additional premium.

7.     MAINTENANCE:

     7.01 Upon commencement of this Lease, the Demised Premises will be in a clean, sanitary and safe condition. Tenant shall keep and maintain the Demised Premises in a clean, sanitary and safe condition. The Tenant shall provide for its own trash and rubbish removal. The Tenant shall provide and pay for snow plowing of driveways and parking areas. The Landlord warrants that at the inception date of this Lease and for ninety (90) days thereafter, all HVAC and utility systems shall be in good working order at the Landlord's expense. During the term of the Lease, the Tenant shall keep and maintain the HVAC system and all other utility systems of the Demised Premises in good working order at the Tenant's expense.

       8.     ALTERATIONS:

       8.01 Tenant may not make any major installations, alterations or additions in or to the Demised Premises without consent of Landlord, which consent shall not be unreasonably


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withheld. All alterations, improvements and installations made by Tenant shall be at its sole cost and expense. Minor installations, alterations, or additions in or to the Demised Premises may made without the consent of the Landlord. All work shall be done in a good and workmanlike manner and in conformity with the building laws and regulations of the appropriate municipal and state authorities. All shelving, partitions, fixtures, trade fixtures, machinery and other equipment and property installed by Tenant, shall remain the property of the Tenant and may upon termination of this Lease, be removed by Tenant. Any injury or damage caused to the Demised Premises by such removal shall be promptly repaired by Tenant and said Demised Premises restored substantially to the condition as the same were at the commencement of this Lease. If any such property not removed from the Demised Premises prior to termination of this Lease, then, upon the termination of this Lease, such property shall immediately become the property of the Landlord.

       9.     REPAIRS:

       9.01 The Tenant shall take good care of the Demised Premises, maintain same and shall, at Tenant's own cost and expense, make all repairs, both interior and exterior, excluding only repairs to the roof, foundations, floor pad, exterior walls and other structural elements, and repairs to be made by the Landlord as set out in Sections 7.01 and 10.01 hereof, all of which shall be the Landlord's responsibility at the Landlord's expense. At the end or other expiration of the term hereof, Tenant shall deliver up the Demised Premises in good order and condition, damage by elements, repairs required by the Landlord, and normal wear and tear excepted. In the event that HVAC, plumbing or other fixed mechanicals require replacement, Landlord and Tenant shall each be responsible for fifty (50%) percent of the cost of replacement. In the event repairs are required by the Landlord, the Tenant shall notify the Landlord of the nature of such repairs. If the repairs are not made as set out in Section
9.02 hereof, the Tenant may make such repairs and seek reimbursement from the Landlord, failing which, the Tenant may deduct the cost thereof from the rent payable under this Lease.


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     9.02   All repairs to be made pursuant to this Lease shall be made promptly as and when necessary and in a good and workmanlike manner, all materials used to be of a quality at least equal to that of the materials being repaired.

     10.   DESTRUCTION BY FIRE OR OTHER CASUALTY:
           -------------------------------------

     10.01 In the event the Demised Premises are hereafter damaged or destroyed or rendered partially untenantable for their accustomed use by fire or other casualty insured under the coverage which Landlord is obligated to carry pursuant hereto, the Landlord shall promptly repair said premises and restore the same to substantially the condition in which they were immediately prior to the happening of such casualty and from the date of such casualty until the Demised Premises are so repaired and restored, monthly rental payments and all other charges and items of additional rental payable hereunder shall abate to the extent that the Demised Premises are rendered untenable. In the event fifty percent (50%) or more of the Demised Premises be hereafter destroyed or rendered untenantable by fire or other casualty (based upon the cost to replace the premises damaged or destroyed as compared with the physical value of the improvements on the Demised Premises immediately prior to such fire or other casualty as shown by certificate of Landlord's architect), then the Tenant shall have the right to terminate this Lease effective as of the date of such casualty, by giving to the Landlord, within ninety (90) days after the happening of such casualty, written notice of such termination. If said notice be given within said ninety (90) day period, this Lease shall terminate and monthly rental and all other charges and items of additional rental shall abate as of the date of fire or other casualty.

     11.   SIGNS:
           ------

     11.01 The Tenant shall have the right to place any sign or signs on the outside of the Demised Premises as shall meet the requirements of municipal codes, regulations and authorities. The Tenant shall remove any sign or signs on the outside of the Demised Premises on the expiration or termination of this Lease.

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     12. UTILITIES:

     12.01 The Tenant shall pay all utilities on the Demised Premises during the term of the Lease.

     13. ASSIGNMENT OF LEASE:

     13.01 Tenant may not sublet or assign this Lease without the Landlord's consent which consent shall not be unreasonably withheld. Notwithstanding any permitted assignment or subletting, no further assignment or subletting may be made without Landlord's consent and, in all events, Tenant shall remain fully and primarily liable for the payment of all rent, additional rent and the performance of all of the terms, covenants and conditions contained herein jointly and severally with such assignee or sublessee. Landlord's dealing with an assignee or sublessee shall not affect the continued liability of the Tenant under this Lease. Notwithstanding the foregoing, the Tenant shall have the right without the consent of the Landlord to assign this Lease or sublet the whole or part of the Demised Premises to a corporate parent, subsidiary, or another company owned by the corporate parent of the Tenant, provided that, the Tenant provides Landlord with an executed copy of any such assignment or sublease.

     14. COMPLIANCE WITH LAWS:

     14.01 The Tenant shall comply with all laws, orders and regulations of federal, state, county and municipal authorities, and with any direction pursuant to law of any public officer thereof, which shall impose any violation, order or duty upon Landlord or Tenant resulting from the use and occupancy of the Demised Premises by Tenant. Tenant shall have the right, upon giving notice to Landlord, to contest any obligations imposed upon Tenant pursuant to the provisions of this Article, and to defer compliance during the pendency of such contest, provided that the failure of Tenant to so comply will not subject Landlord to prosecution or criminal penalty. Landlord shall comply with any such laws, orders, regulations, directions and rules in respect to the Demised Premises, other than those imposing an obligation upon Tenant as aforesaid, subject however, to the right of Landlord similarly to contest as aforesaid and defer compliance during the pendency of such contest.



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     15.  SUBORDINATION:

     15.01 This instrument shall not be a prior lien against said Demised Premises with respect to any mortgage that is now or that hereafter may be placed against the Demised Premises and upon the recording of such mortgage or mortgages, the same shall have preference and precedence and be superior and prior in lien to this Lease, irrespective of the date or recording of the same and the Tenant agrees to execute any such instrument, without cost, which may be deemed necessary or desirable to further effect the subordination of this Lease to any such mortgage. A refusal to execute such instrument shall entitle the Landlord, or the Landlord's assigns and legal representatives to the option of cancelling this Lease without incurring any expense or damage and the term hereby granted is expressly limited accordingly. The foregoing subordination is conditioned upon the Landlord securing a non-disturbance agreement (as hereinafter defined) with any current or future lender holding a mortgage upon the Demised Premises. The term "non-disturbance agreement" as used in this Article shall mean an agreement in recordable form between the Tenant and the holder of a mortgage lien, which shall provide, in substance, that the Tenant shall attorn to any such mortgagee and that as long as Tenant is not in default under this Lease beyond any period given to Tenant to cure such default, such holder will not name or join Tenant as a party defendant or otherwise in any suit, action or proceeding to enforce, nor will this Lease be terminated or otherwise affected by enforcement of, any rights given to such holder pursuant to the terms, covenants or conditions contained in such mortgage, or any other documents held by such holder or any rights given to such holder as a matter of law. However, at the election of the holder of any first mortgage on the Demised Premises this Lease shall be prior and superior to the lien of any such mortgage.

     16.  WAIVER OF REDEMPTION:

     16.01 Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being dispossessed or removed from the Demised Premises because of default by Tenant pursuant to the covenants or agreements contained in this Lease.


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17.  DEFAULT

     17.01 (a) It is expressly understood and agreed that in case the Demised Premises shall be deserted or vacated, or if default be made in the payment of the rent or additional rent or any part thereof as hereinafter specified, or if, without the consent of the Landlord, the Tenant shall sell, assign, or mortgage this Lease, or if default be made in the performance of any of the covenants and agreements other than the payment of rent or additional rent in this Lease contained on the part of the Tenant to be kept and performed, after thirty (30) days written notice to cure same, or if the Tenant shall refuse to comply with any of the statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and Local Governments or of any and all their Departments or Bureaus, applicable to the Demised Premises, the Landlord may on the occasion of such default, if the Landlord so elects, and may at any time thereafter terminate this Lease and the terms hereof, on giving to the Tenant thirty (30) days notice to cure such default, except in the case of non-payment of rent or additional rent said notice shall require a cure within ten (10) days, and if such default is not so cured, this Lease and the term hereof shall expire and come to an end on the date fixed in such notice as if the said date were the date originally fixed in this Lease for the expiration hereof, or Landlord may dispossess or remove Tenant or any other occupant of the Demised Premises by summary proceedings or otherwise, and remove their effects and hold the Demised Premises as if this Lease had not been made, but without prejudice to Landlord's remedies, on account thereof as set forth in paragraph (b) below. In the event of any default, except for non-payment of rent or additional rent, which cannot be cured within the thirty (30) day period provided for herein, said period shall be extended provided Tenant has commenced a cure within said thirty (30) day period and is diligently pursuing such cure.

           (b) In the event of such dispossession, termination or removal and notwithstanding such action or the termination of this Lease: (i) the Tenant shall be liable forthwith to pay the rent and additional rent payable under this Lease up to the date of such dispossession, removal or termination, (ii) Landlord shall use reasonable efforts to re-let the Demised Premises, or any part


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or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may, at the option of Landlord, be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent for a reasonable time; (iii) Tenant shall pay to Landlord as liquidated damages for the failure of Tenant to observe and perform the covenants and agreements of Tenant under this Lease, any deficiency between the rent and additional rent payable by Tenant under this Lease and the net amount, if any, of the rents collected on account of the Lease or Leases of the Demised Premises for each month of the period which would otherwise have constituted the balance of the term of this Lease, (iv) amounts received by Landlord after reletting shall first be applied against Landlord's expenses incurred in any reletting, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease (Tenant's liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant's obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Landlord may make such reasonable alterations, replacements and decorations in the Demised Premises as Landlord considers advisable and necessary for the purpose of reletting the Demised Premises, and the making of such alterations and decorations shall not operate or be construed to release Tenant from liability under this Lease. The failure of Landlord to re-let the Demised Premised or any part thereof shall not release or affect the liability of Tenant for damages under this Lease, however, Landlord shall use reasonable efforts to re-let the Demised Premises. Landlord shall in no event be liable in any way whatsoever for inability to re-let the Demised Premises or, in the event that the Demised Premises are re-let, for inability to collect the rent under such reletting.


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         (c) If after default of payment of rent, or violation of any other provision of this Lease, the Tenant moves out or is dispossessed and fails to remove any trade fixture or other property prior to such said dispossession, removal, or termination of Lease, then in any such events, the said fixtures and properties shall be deemed abandoned by the said Tenant and shall become the property of the Landlord.

     18.   CURING DEFAULT:

     18.01 If Tenant shall default in the observance or performance of any covenant or agreement of this Lease on the part of Tenant to be observed or performed, beyond any period given to Tenant to cure such default, Landlord may perform the same for the account of Tenant, and if Landlord makes any expenditures or incurs any obligation for the payment of money in connection therewith, including, but not limited to, reasonable attorneys' fees in instituting, prosecuting or defendant any action or proceeding, such expenditures paid, or obligations incurred, with interest and costs, shall be deemed to be additional rent and shall be paid by Tenant to Landlord within ten
(10) days of rendition to Tenant of any bill or statement therefor.

     19.   EMINENT DOMAIN:

     19.01 The Landlord warrants to the Tenant that at the inception date of this Lease, the Landlord has no knowledge of any, actual or proposed, acquisition or condemnation of the Property or Demised Premises.

     19.02 If the whole or part of building or black top of the Demised Premises shall be acquired or condemned by Eminent Domain for any public or quasi-public use or purpose, then in that event, the term of this Lease shall cease and terminate from the date of title vesting in such proceeding. Further, if so much of the Demised Premises shall be so taken that continued operation of the Tenant's business would be uneconomical which shall include an inability of the Tenant to occupy the amount of space needed to carrying on its operations, the Tenant shall have the right to terminate this Lease by giving notice to the Landlord of his desire to do so not later than thirty (30) days after the effective date of such Taking.



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     19.03  In the event of a Taking of the Demised Premises or any part thereof, Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Demised Premises, and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of such Taking, as aforesaid, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign, to Landlord all rights to such damages or compensation. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings any claims permitted by law to recover for relocation expenses, loss of business, or depreciation to, or cost of removable trade fixtures, furniture and other personal property belonging to Tenant, or any alterations which are of the nature that would remain the property of Tenant, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the Taking Authority.

     20.    INDEMNIFICATIONS:

     20.01 Tenant does hereby covenant and agree with said Landlord that it will indemnify and save harmless Landlord from and against any and all liability, damage, penalties or judgments arising from injury to person or property sustained by anyone in and about the Demised Premises resulting from any act or acts of omission or commission of Tenant, or Tenant's officers, agents, servants, employees, contractors, or assignees.

     20.02 Landlord does hereby covenant and agree with said Tenant that it will indemnify and save harmless Tenant from and against any and all liability, damage, penalties or judgments arising from injury to person or property sustained by anyone in and about the Demised Premises resulting from any act or acts of omission or commission of Landlord, or Landlord's officers, agents, servants, employees, contractors, or assignees.

     20.03 The Parties' obligation to indemnify the other under Sections 20.01 and 20.02 hereof shall survive the termination of the lease.



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     21.    END OF TERM:

     21.01 Upon expiration or other termination of the term of this Lease, Tenant shall quit and surrender to Landlord the Demised Premises, broom clean, in good order and condition, reasonable wear and tear and damage by fire or other casualty excepted.

     22.    QUIET ENJOYMENT:

     22.01 The Landlord covenants and agrees that Tenant may peaceably and quietly enjoy the Demised Premises, subject, however, to the covenants and agreements contained in this Lease.

     23.    NO WAIVER:

     23.01 The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or agreement contained in this Lease shall not prevent a similar subsequent act from constituting a default under this Lease. This Lease contains the entire agreement between the parties, and cannot be changed, modified, or amended unless such change, modification or amendment is in writing and signed by the party against whom enforcement of such change, modification or amendment is sought.

     23.02 No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

     24.    MEMORANDUM OF LEASE:

     24.01 Upon request of either party to this Lease, Landlord and Tenant agreed to execute and deliver a memorandum of this Lease and a memorandum of any modification of this Lease, in recordable form, containing the information required by Section 291-c and 291-cc of the Real Property Law of the State of New York.


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     25.       INSPECTION OF PREMISES:

     25.01 The Tenant agrees that the Landlord and its agents and/or representative shall have the right to enter into and upon the Demised Premises, or any part thereof, upon reasonable advance notice and at all reasonable hours for the purpose of examining the same, or making such repairs or alterations therein as may be necessary for the safety and preservation thereof.

     25.02 The Tenant also agrees to permit during the last six (6) months of the term of this Lease, the Landlord or the Landlord's agents to show the Demised Premises to persons wishing to lease the same.

     26.       NOTICES:

     26.01 Any notice or demand required to be given under this Lease, or pursuant to any law or governmental regulations, by Landlord to Tenant or by Tenant to Landlord shall be in writing. Unless otherwise required by law of governmental regulations, any such notice or demand shall be deemed given upon receipt by the party or refusal to accept delivery if sent by registered or certified mail, enclosed in a secure postage prepaid wrapper, addressed (i) to Landlord, at the address of Landlord first hereinabove set forth, or such other address or addresses as Landlord may designate by notice to Tenant, together with a copy to Boyle & Anderson, P.C. 110 Genesee Street, Suite 300, Auburn, New York 13021, Attention: Robert E. Barry; or (ii) to Tenant, at the address of Tenant first hereinabove set forth or such other address or addresses as Tenant may designate by notice to Landlord, together with a copy of such notice to Hydrogenics USA, Inc., 5985 McLaughlin Road, Mississauga, Ontario, L5R 1B8, Canada, Attention: Jonathan Lundy.

     26.02 After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Demised Premises as part of the mortgaged premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder, and the curing of any of Landlord's default by such holder shall be treated as performance by Landlord.




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     27. CAPTIONS:

     27.01 The captions preceding the Articles of this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision of this Lease.

     28. SUCCESSOR AND ASSIGNS:

     28.01 The covenants and agreements contained in this Lease shall bind and inure to the benefit of Landlord and the heirs, personal representatives, successors and assigns of Landlord, and Tenant and its successors and assigns. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing as provided in Article "13" hereof.

     29. MISCELLANEOUS:

     29.01 If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

     29.02 Notwithstanding anything in this Lease, if either party is bona fide delayed or hindered in or prevented from the performance of any term, covenant or act required hereunder by reason of strikes, labour troubles, inability to procure materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or other reason whether of a like nature or not which is not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then the performance of that term, covenant or act is excused for the period of the delay and the party delayed will be entitled to perform that term, covenant or act within the appropriate time period after the expiration of that period of the delay. However, the provisions of this paragraph do not operate to excuse the Tenant from the prompt payment of rent.

     29.03 Tenant shall store all trash, debris and all other waste materials in a fireproof container outside the Demised Premises in areas designated by Landlord.

     29.04 The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Demised Premises and this document becomes effective and binding only upon the execution and delivery hereof by Landlord and by Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or other agent of Landlord shall alter, change or modify any of the provisions hereof.

     30.    HAZARDOUS SUBSTANCES:

     30.01 (1) The term "Hazardous Substances", as used in this Lease, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

                  (2) Landlord's Representations. Landlord represents that at the commencement of this Lease, the Demised Premises are not in violation of any federal, state or local law, ordinance or regulation related to environmental conditions. The Landlord shall indemnify, defend, and hold harmless the Tenant and its officers, directors, beneficiaries, shareholders, partners, agents and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys' and consultants' fees) arising out of or in any way connected with any deposit, spill, discharge or other release of hazardous substances that occurred prior to the commencement of this Lease and to take all steps required by all Authorities under the laws and all other environmental laws. The Landlord's obligation herein shall survive the expiration of this Lease.

               (3) Tenant's Restrictions. Tenant shall not cause or permit to occur:


                    (a) Any violation of any federal, state or local law, ordinance, or regulation now or hereafter enacted, related to environmental conditions ("Environmental Law") on, under, or about the Demised Premises, arising from Tenant's use or occupancy of the Demised Premises, including, but not limited to, soil, and ground water conditions; or

                    (b) The use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Substance on, under, or about the Demised Premises by Tenant, or the transportation by Tenant to or from the Demised Premises of any Hazardous Substance, except if such use, processing, storage, or testing is in accordance with Environmental Law.

               (4)  Environmental Clean-up.

                    (a) Tenant shall, at Tenant's own expense, comply with all Environmental Law regulating the use, generation, storage, transportation, or disposal of Hazardous Substances.

                    (b) Tenant shall, at Tenant's own expense, make all submissions to, provide all information required by, and comply with all requirements of all governmental authorities (the "Authorities") under Environmental Law.

                    (c) Should any Authority or any third party demand that a clean-up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances at or from the Demised Premises, which arises out of the Tenant's use or occupancy of the Demised Premises, then Tenant shall, at Tenant's own expense, prepare and submit the required plans and all related bonds and other financial assurances; and Tenant shall carry out all such clean-up plans.

                    (d) Tenant shall promptly provide all information regarding the use, generation, storage, transportation, or disposal or Hazardous Substances that is requested by Owner. If Tenant fails to fulfill any duty imposed under this Paragraph (3) within a reasonable time, Owner may do so; and in such case, Tenant shall cooperate with Owner in order to prepare all documents Owner deems necessary or appropriate to determine the applicability of the Laws to be Demised Premises and Tenant's use thereof, and for compliance therewith, and Tenant shall execute all documents promptly upon Owner's request. No such action by Owner and no attempt made by Owner to mitigate damages under any Law shall constitute a waiver of any of Tenant's obligations under this Paragraph (3).

               (e) Tenant's obligations and liabilities under this Paragraph (4) which arises out of the Tenant's use or occupancy of the Demised Premises, shall survive the expiration of this Lease.

               (f) Should any authority or third party demand that a clean-up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge or other release of Hazardous Substances of or from the Demised Premises, which arose prior to the inception of this Lease, the Landlord shall, at Landlord's expense, prepare and submit the required plans and other related bonds and other financial assurances and the Landlord shall carry out such clean-up plans.

          (5) Tenant's Indemnity.

               (a) Tenant shall indemnify, defend, and hold harmless Landlord and it's officers, directors, beneficiaries, shareholders, partners, agents, and employees from all fines, suits, procedures, claims, and actions of every kind, and all costs associated therewith (including attorneys' and consultants' fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the term of this Lease, which arises from Tenant's use or occupancy of the Demised Premises, or from Tenant's failure to provide all information, make all submissions, and take all steps required by the Authorities under the Laws and all other environmental laws.

               (b) Tenant's obligations and liabilities under this Paragraph (5) shall survive the expiration of this Lease.

          31.  BROKER'S COMMISSION:

     31.01 The parties each represent that the only brokers that either party has dealt with reference to this Lease are Pyramid Brokerage Company of Rochester, Inc. of Fairport, New York ("Pyramid"), and RE/MAX 1st Commercial of Rochester, New York ("RE/MAX"). The Landlord shall pay all commissions due to Pyramid, which will split equally (50%/50%) with RE/MAX the commissions due Pyramid under its separate, exclusive listing agreement with the Landlord. Both parties hereto represent that he has no dealings with any other broker or agent in connection with this Lease and covenants to hold harmless and indemnify the other from and against any and all losses, damages and expenses, including without limitation, court costs and attorneys' fees and disbursements, arising out of any claims by any other brokers or agents with respect to dealing with them in connection with this Lease or the negotiation thereof.



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                                       19

     IN WITNESS WHEREOF, the Landlord has signed these presents by its duly authorized officer and Tenant has caused these presents to be signed by its duly authorized officer.


                                        CROWN/CHADWICK REALTY CORP.


                                        By: /s/ Norman Chadwick
                                           -------------------------------------
                                             Norman Chadwick, President



                                        HYDROGENICS USA, INC.


                                        By: /s/ Jonathan Lundy
                                           -------------------------------------
                                             Jonathan Lundy, Secretary

                                    GUARANTY

     FOR VALUE RECEIVED, the undersigned hereby unconditionally guarantee(s) to any holder of this Lease the full and prompt payment of all obligations and liabilities of Lessee as evidenced by this Lease when due by acceleration or otherwise; agree(s) to all the terms and conditions of this Lease; and consent(s) that from time to time, without notice to the undersigned and without affecting any liability of the undersigned, that this Lease may be sold, pledged, assigned or transferred (whether on foreclosure or otherwise), and that the time for payment under this Lease may by extended or accelerated in whole or in part, and this Lease may be renewed in whole or in part.


                                        HYDROGENICS CORPORATION


                                        By: /s/ Jonathan Lundy
                                           -------------------------------------
                                             Jonathan Lundy, Vice President
                                                  Corporate Affairs